Exhibit (h)(5)

FUND SERVICES AGREEMENT

This agreement, dated January 6, 2023 (this “Agreement”), is between each fund or series of a fund listed on Annex I which may be amended from time to time, severally and not jointly, (each individually, the “Customer”), and JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”) with a place of business at 70 Fargo Street, Boston, MA 02210.

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1	Intention of the Parties.

(a)	Each Customer is an open-end management investment company registered under the Investment Company Act of 1940 (as amended), with the purpose of investment of its assets in certain types of securities and instruments, as more fully described in its Registration Statement, as amended from time to time.

(b)	Each Customer wishes to appoint J.P. Morgan as its administrator to provide services to the Customer, as described hereinafter, for the period and on the terms set forth in this Agreement.

(c)	J.P. Morgan has agreed to provide such services to each Customer in accordance with this Agreement. J.P. Morgan will be responsible for the performance of only those duties expressly set forth in this Agreement. The terms and conditions of this Agreement are applicable only to the services which are specified in this Agreement.

1.2	Definitions; Interpretation.

(a)	Definitions

As used herein, the following terms have the meaning hereinafter stated:

“AML/Sanctions Requirements” means (a) any Applicable Law (including but not limited to the rules and regulations of the United States Office of Foreign Assets Control) applicable to J.P. Morgan, or to any J.P. Morgan Affiliate engaged in servicing any account, which governs (i) money laundering, the financing of terrorism, insider dealing or other unlawful activities, or the use of financial institutions to facilitate such activities or (ii) transactions involving individuals or institutions which have been prohibited by, or subject to, sanctions of any governmental authority; and (b) any J.P. Morgan policies and procedures reasonably designed to assure compliance with any such Applicable Law.

“Applicable Law” means any applicable statute, treaty, rule, regulation or law (including common law) and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Authorized Person” means any person who has been designated by written notice from the Customer substantially in the form as mutually agreed to by the Customer and J.P. Morgan (or by written notice in the form as mutually agreed to by the Customer and J.P. Morgan from any agent designated by the Customer, including the Investment Adviser) to act on behalf of the Customer under this Agreement, any person who has received a User Code from Customer, or any person authorized by Customer to receive a User Code from J.P. Morgan. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives and has had reasonable time to act upon Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Cash Account” means any cash account established and maintained by J.P. Morgan pursuant to a custody agreement or deposit account agreement in the name of the Customer (or in another name requested by the Customer) for any and all cash in any currency received by or on behalf of the J.P. Morgan for the account of the Customer.

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“Confidential Information” means all non-public information concerning the Customer which J.P. Morgan receives in the course of providing Services under this Agreement, or which Customer receives concerning J.P. Morgan in the course of receiving Services under this Agreement, including, without limitation, certain terms of this Agreement and any Personal Information of the Personnel of Customer and Customer Affiliates. Except for Personal Information, which shall always constitute Confidential Information, the term Confidential Information does not include (i) information that is or becomes available to the general public other than as a direct result of either party’s breach of the terms of this Agreement, (ii) information that a party develops independently without using the other party’s confidential information, (iii) information that a party obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to the other party with respect to that information, or (iv) information concerning a party, which such party has designated as non-confidential or consented to be disclosed.

“Control” means the control of an entity, whether through the direction of the management, policies and/or operations of such entity, through ownership of voting securities, by contract or otherwise, or the ownership of, or the power to vote, at least 50% (or, only in the case of Customer, 20%) of the voting stock, shares and/or interests of such entity (and “Controlled” shall be interpreted accordingly).

“Crisis” means an act of God, terrorism, disaster, emergency or other applicable force majeure event or situation.

“Customer Affiliate” means any entity that Controls, is Controlled by, or is under common Control with the Customer. An entity that otherwise qualifies under this definition will be included within the meaning of “Customer Affiliate” even though it qualifies after the Effective Date.

“Data Hosting Providers” means any third-party that J.P. Morgan engages directly for the purpose of hosting Customer’s Confidential Information.

“ETF Agency Services Agreement” means the agreement between the Customer on behalf of its series and J.P. Morgan, dated January 6, 2023, related to certain services with respect to the creation and redemption of ETF shares.

“Dependencies” has the meaning set forth in Section 2.1(g).

“Governing Documents” means, as applicable, the certificate of incorporation, declaration of trust, trust instrument, bylaws, memorandum of association and articles of association, certificate of formation, limited partnership agreement, limited liability company agreement, investment management agreement or other governing documents of the Customer, as amended from time to time.

“Information Provider” means any person (including a J.P. Morgan Affiliate) who provides software, information or the means of obtaining information on security prices, derivative prices, security characteristics data, market reference data derivative prices, foreign exchange, credit ratings, performance measurement or any other information obtained by J.P. Morgan in connection with the Services (including index return providers, security characteristics providers, and value-at-risk providers).

“Insolvency Event” has the meaning set forth in Section 7.2(a).

“Instruction” means an instruction that has been verified in accordance with the Security Procedure or, if no Security Procedure is applicable, that J.P. Morgan reasonably believes in good faith to have been given by an Authorized Person.

“Intellectual Property Rights” means any and all rights arising under or deriving from any patent. copyright, trademark, trade secret or other form of intellectual property in the United States and throughout the world, including any application or right to apply for registration of, or assert or waive, any such rights.

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“Investment Adviser” means any person or entity appointed as investment adviser, investment manager, general partner, or managing member of the Customer, or in a similar capacity, in accordance with the Governing Documents.

“Investment Decisions” means decisions in relation to buying, selling or holding any investment, engaging or removing an investment manager, emulation, rebalancing, asset allocation, hedging, treasury or risk management, or any other trading or investment decision.

“J.P. Morgan Affiliate” means an entity controlling, controlled by, or under common control with, J.P. Morgan.

“J.P. Morgan Indemnitees” means J.P. Morgan, J.P. Morgan Affiliates that provide Services in connection with this Agreement, and their respective nominees, directors, officers, employees and agents.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on a party’s own income), or expenses of any kind whatsoever (whether actual or contingent and including, without limitation, reasonable and documented attorneys’, accountants’, consultants’ and experts’ fees and disbursements reasonably incurred); provided that, fees due in accordance with this Agreement that are subject to bona fide dispute shall not be considered Liabilities until the completion of the mutually agreed upon invoice dispute resolution process between J.P. Morgan and the Customer.

“Offering Documents” means, as applicable the Registration Statement, prospectus, offering memorandum, statement of additional information, and any other offering documentation of the Customer as supplemented, updated or amended from time to time.

“Personal Information” means, collectively, “personally identifiable information”, “non-public personal information”, “personal data”, “personal information”, and any other similar terms defined by applicable data protection or privacy laws.

“Personnel” means, collectively, a party’s trustees, directors, officers, employees and “J.P. Morgan Personnel” shall be interpreted accordingly.

“Registration Statement” means the registration statement on Form N-1A of the Customer, filed under the Securities Act of 1933 (as amended) and the Investment Company Act of 1940 (as amended), as amended or supplemented, updated or amended from time to time.

“Regulator” means any: (i) governmental, regulatory (or quasi-governmental or quasi-regulatory) or other competent authority (wherever in the world located) having supervisory oversight or jurisdiction (including pursuant to an Insolvency Event) over a party and/or any J.P. Morgan Affiliate or Customer Affiliate, as the case may be; or (ii) any law enforcement authority.

“Replacement Provider” means any party with whom Customer contracts for the provision by that party of services the same or similar to any Services.

“Reports” means the reports issued by J.P. Morgan in connection with the provision of the Services.

“Security Breach” means any confirmed loss of or unauthorized access, acquisition, possession, use or disclosure (irrespective of cause) of Confidential Information by an unauthorized party that (i) creates a material risk of harm to the Customer or impacted individuals or (ii) otherwise may reasonably require notice to impacted individuals under applicable privacy law.

“Security Procedure” means the applicable security procedure to be followed by the Customer (and its Authorized Persons) and/or by J.P. Morgan, so as to enable J.P. Morgan to verify that an instruction is

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authorized. The applicable Security Procedure for different types of instructions may be set forth in service level documentation in effect from time to time with respect to the services set forth in this Agreement or in separate documentation, and may be updated by J.P. Morgan from time to time upon notice to the Customer (which notice may be automatic through J.P. Morgan’s portal, provided the Customer subscribes to receive automatic notices from J.P. Morgan). A Security Procedure may, without limitation, involve the use of User Codes, dual-factor authentication, telephone call backs, or third party utilities. For the avoidance of doubt, a SWIFT message issued in the name of the Customer through any third party utility that J.P. Morgan has approved as a utility through which Instructions may be provided hereunder shall be deemed to have been verified through a Security Procedure.

“Security Standards” means, collectively: (i) J.P. Morgan’s security plans, policies, procedures and standards; and (ii) the minimum security requirements set out or referenced in Annex VI.

“Services” means the services and Reports provided to each Customer as described in Schedule 1 to this Agreement (as amended, supplemented or modified from time to time), and as may be modified with respect to any particular Customer in Annex I.

“Shareholder” means a holder of Shares.

“Shares” means the securities (as defined in the Securities Act of 1933 (as amended)) issued by the Customer.

“Subcontractor” means any person, other than a J.P. Morgan Affiliate, to whom J.P. Morgan delegates the Services to. For the avoidance of doubt, Subcontractor does not include Information Providers.

“Term” means the term of this Agreement, including the Initial Term.

“User Code” means a passwords digital certificate, identifier (including biometric identifier), security device, algorithm, encryption or other similar method used by the Customer or an Authorized Person to access J.P. Morgan’s systems, applications or products or to issue Instructions to J.P. Morgan.

(b)	Interpretation

(i)	Headings are for convenience of reference only and shall not in any way form part of or affect the construction or interpretation of any provision of this Agreement.

(ii)	Unless otherwise expressly stated to the contrary herein, references to Sections are to Sections of this Agreement and references to paragraphs are to paragraphs of the Sections in which they appear.

(iii)	Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa) use of the term “including” shall be deemed to mean “including but not limited to” and references to appendices and numbered sections shall be to such addenda and provisions herein.

(iv)	Unless the context requires otherwise, any reference to a statute or a statutory provision shall include such statute or provision as from time to time modified to the extent such modification applies to any service provided hereunder. Any reference to a statute or a statutory provision shall also include any subordinate legislation made from time to time under that statute or provision.

(v)	The Schedules, Appendices and Annexes to the Agreement are incorporated herein by reference and form part of the Agreement and shall have the same force and effect as if expressly set out in the body of the Agreement. If and to the extent that there is an inconsistency
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between the terms of the body of the Agreement and its Schedules, Appendices and Annexes, the terms of the body of the Agreement shall prevail unless expressly stated otherwise.

2.	WHAT J.P. MORGAN IS REQUIRED TO DO

2.1	The Services.

(a)	The Customer hereby appoints, and beginning on the effective date indicated in the preamble of this Agreement (“Effective Date”), J.P. Morgan agrees to act as administrator of and to provide the Services to the Customer in accordance with and subject to the terms of this Agreement.

(b)	In providing the Services, J.P. Morgan is performing an administrative function for the Customer and is acting solely as agent for the Customer and not as a fiduciary for the Customer, the Investment Adviser, any Shareholder or any other third party with respect to the Services, even if J.P. Morgan or a J.P. Morgan Affiliate separately acts in a fiduciary capacity with respect to the Customer. The Customer is responsible for determining that the Services are appropriate for the Customer’s use.

(c)	J.P. Morgan may delegate to a J.P. Morgan Affiliate or Subcontractor any of its functions herein and, unless otherwise provided herein, will remain responsible to the Customer for any such delegation. J.P. Morgan will maintain throughout this Agreement a due diligence and third party oversight program that meets regulatory requirements applicable to J.P. Morgan and shall use reasonable care in the selection and retention of any Subcontractor. Upon request, J.P. Morgan will provide the Customer with a list of Subcontractors to whom it delegates a material portion of the Services.

(d)	J.P. Morgan may use Data Hosting Providers in connection with this Agreement. Subject to Applicable Law, and the terms of any agreement between J.P. Morgan and such Data Hosting Providers, J.P. Morgan shall, upon Customer’s reasonable request, provide the Customer information about its Data Hosting Providers, including as may be required by any information security and/or security architecture questionnaire(s) (and any follow-up questions and refreshed questionnaire(s)) issued by Customer and/or any Customer Affiliates in relation to the relevant Services. J.P. Morgan confirms and agrees that Confidential Information shall not be stored in sanctioned countries.

(e)	The Customer acknowledges that J.P. Morgan is not making any recommendation or providing any legal, tax or investment advice in providing the Services. The Customer agrees that the provision of Reports by J.P. Morgan will not be taken in any way to constitute advice from J.P. Morgan as to any matter including Investment Decisions.

(f)	The Customer acknowledges and agrees (i) that J.P. Morgan will make use of various calculation methodologies and assumptions in performing the Services and preparing the Reports, (ii) that it has had an opportunity to make inquiries regarding such methodologies and assumptions, (iii) to J.P. Morgan’s use of such methodologies and assumptions in preparing the Reports and performing the Services, whether or not the Customer availed itself of the opportunity to make inquiries, and (iv) that J.P. Morgan may rely on such methodologies and assumptions for the valuation of holdings, and that any such valuation is an indicative value and does not indicate the actual terms on which the holding could be liquidated.

(g)	The Customer agrees that J.P. Morgan’s ability to provide the Services and comply with the terms of this Agreement is dependent upon the performance of actions or obligations by the Customer or the Investment Adviser, or by any person (other than J.P. Morgan) (the “Dependencies”). In any period during which the Dependencies are not met, the parties will cooperate to ensure that such period is kept as short as reasonably possible and J.P. Morgan will use commercially reasonable efforts to provide the Services, provided that J.P. Morgan shall not be obliged to incur additional costs to do so. The Dependencies are as follows:
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(i)	the Customer or the Investment Adviser performing any responsibility set forth in any service- level document or any other documents agreed to between the parties from time to time;

(ii)	the Customer, the Investment Adviser and other service providers of the Customer or the Investment Adviser whose cooperation is reasonably required in order for J.P. Morgan to provide the Services, providing such cooperation, information, documentation, data, notice and Instructions to J.P. Morgan promptly, accurately, adequately and completely and in accordance with any agreed formats or timelines to allow J.P. Morgan to provide the Services;

(iii)      any information provided to J.P. Morgan by or on behalf of the Customer or the Investment Adviser, or which was prepared or maintained by the Customer or Investment Adviser, or any third party (other than a Subcontractor of J.P. Morgan or a J.P. Morgan Affiliate) on their behalf, being authorized, accurate and complete;

(iv)      the continuation in force of all agreements between the Customer or the Investment Adviser, as applicable, and any third party provider, upon which J.P. Morgan relies in providing the Services and which are not being provided by a Subcontractor or a J.P. Morgan Affiliate;

(v)      any warranty, representation, covenant or undertaking made by the Customer under this Agreement being and remaining true and correct at all times;

(vi)      communications systems in respect of activities which interface with the Services being and remaining fully operational (whether such systems are operated by the Customer, the Investment Adviser or a third party (as instructed by the Customer or the Investment Adviser));

(vii)	markets on which the Customer’s securities or derivatives are traded are operating normally, and no cessation or suspension of trading of any securities or derivatives held by the Customer on any market;

(viii)       any information provided to J.P. Morgan by any Information Provider being accurate and complete; and

(ix)      any data that is transitioned to J.P. Morgan prior to the time it begins to provide the Services being accurate and complete.

2.2	No Duty to Monitor Compliance.

Each party hereto acknowledges J.P. Morgan, in its capacity as the provider of any of the Services, does not have any obligation or duty to monitor or enforce the compliance of the Customer, its Authorized Persons, the Investment Adviser or any other third party with any restriction or guideline imposed on the Customer or the Investment Adviser by the Governing Documents, Offering Documents, or any other document, or by law or regulation or otherwise with regard to the Customer or the Investment Adviser.

2.3	No Responsibility for Tax Returns.

While J.P. Morgan may provide the Customer with information regarding taxable events in the United States in relation to the Customer, J.P. Morgan is not responsible for preparing or filing any tax reports or returns on behalf of the Customer, the Investment Adviser, or the Shareholders.

2.4	Access to J.P. Morgan’s Records.

(a)	J.P. Morgan will, upon reasonable written notice, allow the Customer and the Investment Adviser (and/or the Customer’s auditors, regulatory officials and independent public accountants and, subject to Applicable Law, other designated representatives of the Customer if required for their examination of books and records pertaining to the Customer’s affairs) reasonable access to the records of J.P. Morgan relating to the Customer.
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(b)	The Customer shall reimburse J.P. Morgan for the reasonable cost of copying, collating and researching archived information (as may be mutually agreed upon at the time).

(c)	During the performance of this Agreement and for any period as required by Applicable Law after the completion of this Agreement, J.P. Morgan will, maintain complete, accurate and auditable records pertaining to this Agreement, which J.P. Morgan is required to maintain pursuant to Applicable Law. All such books and records maintained by J.P. Morgan shall be maintained in a form acceptable under Applicable Law as it applies to J.P. Morgan in its capacity as provider of the Services.

(d)	Within 30 days of receiving the Customer’s request and at least annually, J.P. Morgan will send to the Customer a copy of J.P. Morgan’s Service Organizational Control (SOC) 1 reports (or any successor reports) prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16). In addition, from time to time as requested, J.P. Morgan will furnish the Customer a “gap” or “bridge” letter that will address any material changes that might have occurred in J.P. Morgan’s controls covered in the SOC Report from the end of the SOC Report period through a specified requested date. To the extent J.P. Morgan obtains a SOC-2 report during the Term of this Agreement, J.P. Morgan will provide Customer with a copy of its SOC-2 report. For the avoidance of doubt, Customer hereby acknowledges and agrees that J.P. Morgan does not currently obtain a SOC-2 report in connection with its Services.

(e)	If, as a result of a review of J.P. Morgan’s records pertaining to the Services, a party believes the Customer has been overcharged or undercharged for a Service, such party shall notify the other and a request a joint review of the relevant records, to determine whether an overcharge or undercharge has occurred, its extent and agree on a reconciliation plan which may, but is not required to and will not necessarily, include a credit against future charges.

2.5	Compliance with Laws and Regulations.

(a)	J.P. Morgan will, in the performance of the Services, comply with Applicable Law that applies to J.P. Morgan in its provision of the Services. The Customer shall comply with Applicable Law in the United States and in each jurisdiction that the Customer conducts business or offers Shares, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services or the marketing of the Customer.

(b)	J.P. Morgan is not responsible and shall not be liable for any Liabilities incurred or suffered by any person, whether on their own account or for the account of the Customer, to the extent resulting from the failure of the Customer, its Authorized Persons, the Investment Adviser or any other third party to comply with the Applicable Laws of any country or jurisdiction in which Shares are offered.

(c)	J.P. Morgan shall obtain and maintain all necessary approvals, licenses, consents, permits or authorizations the granting of which is required by Applicable Law applicable to J.P. Morgan for the provision of the Services.

(d)	J.P. Morgan shall promptly notify the Customer of any change in Applicable Law applicable to J.P. Morgan as a service provider under this Agreement that it becomes aware of and that J.P. Morgan determines will require a change to the Services.

(e)	J.P. Morgan shall provide Customer with a Rule 38a-1 certificate on a quarterly basis, and a Rule 38a-1 auditor’s report on an annual basis.
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2.6	Change Control.

(a)	If either party wishes to propose any amendment or modification to, or variation of, the Services (including the scope or details of the Services) (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the other party, specifying in as much detail as is reasonably practicable the nature of the Change. A Change Request, and any related changes to the fees, also may be submitted to document a Change that was previously agreed to or performed by J.P. Morgan.

(b)	Promptly following the receipt of a Change Request, the parties shall agree in writing whether to implement the Change Request, whether implementation of the Change Request should result in a modification of the fees contemplated by Section 4.1, and the basis upon which J.P. Morgan will be compensated (if at all) for implementing the Change Request.

(c)	If a change to Applicable Law requires a Change, the parties shall follow the processes set forth in this Section to initiate a Change Request. If the change in Applicable Law results in a change to the Services, or an increase in J.P. Morgan’s costs or risk associated with provision of the Services, J.P. Morgan shall, following consultation with the Customer and mutual agreement on any fee modification (such agreement not to be unreasonably withheld by the Customer), be entitled to an appropriately reasonable increase in the fees contemplated by Section 4.1. For the avoidance of doubt, J.P. Morgan shall not be required to implement a Change required by Applicable Law, and may cease to provide the affected Service, unless both parties have agreed on the relevant fees. J.P. Morgan shall bear its own costs with respect to implementing a Change Request based upon a change to Applicable Law, except that:

(i)  If mutually agreed upon by the parties in writing, J.P. Morgan may charge the Customer for any changes to software that have been developed or customized for the Customer; and

(ii)  If mutually agreed upon by the parties in writing, J.P. Morgan may charge the Customer for any agreed upon changes required as a result of the change in Applicable Law affecting the Customer in a materially different way than it affects J.P. Morgan’s other customers, or which the Customer wishes J.P. Morgan to implement in a way different from what J.P. Morgan reasonably intends to implement for its other customers.

(c) The parties agree that subject to the terms of this Agreement (including for the avoidance of doubt this Section 2.6) additional entities may become party to this Agreement by signing a joinder to this Agreement in the form set forth in Annex II.

2.7	Report Corrections.

J.P. Morgan’s responsibilities with respect to the correction of an error in calculating the net asset value of the Customer shall be subject to the NAV correction policy and procedures attached to this Agreement as Annex IV.

3.	INSTRUCTIONS

3.1	Acting on Instructions; Method of Instruction; and Unclear Instructions.

(a)	The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry. The Customer is solely responsible for the accuracy and completeness of Instructions, their proper delivery to J.P. Morgan, for updating such Instructions as may be necessary to ensure continued accuracy and completeness, and for monitoring their status. J.P. Morgan will not be responsible for any Liabilities to the extent resulting from the Customer’s failure to perform these responsibilities. The Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction, except to the extent that such Liabilities are caused by the fraud, negligence or willful misconduct of the J.P. Morgan Indemnitees in the manner in which it carries out the Instruction.
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(b)	To the extent possible, Instructions to J.P. Morgan shall be sent via an encrypted, electronic means using technology consistent with industry standards, or a trade information system acceptable to J.P. Morgan.

(c)	J.P. Morgan shall promptly notify an Authorized Person, if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may reasonably decline to act upon an Instruction if it does not receive missing information, clarification or confirmation satisfactory to it but J.P. Morgan shall promptly notify the Customer of its decision not to act upon an Instruction, which notification may be in the form of a rejection automatically generated by the relevant systems. J.P. Morgan will not be liable for any Liabilities arising from any reasonable delay in carrying out any such Instruction while it seeks any such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive such missing information, clarification or confirmation satisfactory to it, except to the extent that such Liabilities are caused by the fraud, negligence or willful misconduct of J.P. Morgan.

3.2	Verification and Security Procedure.

(a)	J.P. Morgan and the Customer shall comply with any applicable Security Procedure to permit J.P. Morgan to verify the authenticity of Instructions provided that a copy of the then-current Security Procedures is made available to the Customer. Notwithstanding the foregoing, to the extent that the Security Procedures contain provisions relating to the liability of J.P. Morgan that are inconsistent with or conflict with any provision of this Agreement, the provision of this Agreement shall prevail.

(b)	The Customer acknowledges that the Security Procedure is designed to verify the authenticity of, and not to detect errors in instructions. The Customer shall within 20 business days notify J.P. Morgan if it does not believe that procedural requirement in the relevant Security Procedure is commercially reasonable, and its adherence to any Security Procedure without objection in such timeframe constitutes its agreement that it has determined the Security Procedure to be commercially reasonable.

(c)	The Customer and its Authorized Persons are responsible for ensuring that the User Codes are reasonably safeguarded and known to and used by only the respective Authorized Persons to whom such User Codes apply. If (i) the User Codes are (or the Customer or its relevant Authorized Person reasonably believes that the User Codes may be) lost, stolen, damaged, altered, unduly disclosed or compromised, (ii) the Customer’s or any Authorized Persons’ access to J.P. Morgan’s systems, applications or products, or any third party messaging platform through which the Instructions are transmitted, is revoked or suspended, or (iii) the Customer or an Authorized Person reasonably suspects any technical or security failure relating to any systems, applications or products of J.P. Morgan or any third party messaging platform through which the Instructions are transmitted, the Customer shall immediately cease using such system, application, product or platform and promptly notify J.P. Morgan. Notwithstanding the foregoing, J.P. Morgan shall, to the extent it maintains any User Code in its systems or records, be responsible for ensuring that User Codes maintained in J.P. Morgan’s systems or records are reasonably safeguarded.

3.3	Instructions Contrary to Law/Market Practice/Fund Documents.

J.P. Morgan need not act upon Instructions that it reasonably believes are contrary to Applicable Law, the Governing Documents, the Offering Documents or market practice and will not be responsible for any Liabilities to the extent resulting from not acting upon such Instruction. Notwithstanding the foregoing, J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law, the Governing Documents, the Offering Documents or market practice. In the event that J.P. Morgan does not act upon such Instructions, J.P. Morgan will promptly, to the extent permitted by Applicable Law, notify the Customer of its concerns and, to the extent permitted by Applicable Law, allow the Customer an opportunity to give a valid Instruction.

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3.4	Cut-Off Times.

J.P. Morgan has established cut-off times for receipt of Instructions, which will be made available to the Customer. If J.P. Morgan receives an Instruction after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable thereafter.

3.5	Electronic Access.

(a)	Access by the Customer to certain systems, applications or products of J.P. Morgan shall be governed by this Agreement and the terms and conditions set forth in Annex III Electronic Access. The Customer and its Authorized Persons shall use User Codes to access J.P. Morgan’s systems, applications or products unless otherwise agreed by J.P. Morgan.

(b)	Each of the Customer and J.P. Morgan will maintain written cybersecurity policies and procedures which implement commercially reasonable administrative, technical, and physical safeguards that are aligned with industry security standards and that, among other things, protect against anticipated threats or hazards to the security or integrity of their respective systems and data. J.P. Morgan may in its discretion provide training or information on best practices to the Customer from time to time but in so doing it will not be considered a consultant or advisor with respect to cybersecurity.

(c)	Each of the Customer and J.P. Morgan will be responsible for the obtaining, proper functioning, maintenance and security of its own services, software, connectivity and other equipment.

3.6	Recording of Telephone Communications.

Either party may record any of their telephone communications. Such communications, and any recordings thereof, shall be deemed Confidential Information to the extent they meet the requirements of the Confidential Information definition.

4.	FEES AND EXPENSES OWING TO J.P. MORGAN

4.1	Fees and Expenses.

(a)	The Customer will pay J.P. Morgan for the Services such fees as may be agreed upon by the parties in advance and in writing from time to time, together with J.P. Morgan’s reasonable out-of-pocket expenses or incidental expenses, including, market data charges, pricing vendors charges, and costs incurred by J.P. Morgan in determining the value of assets. In addition to the fees provided for above, the Customer shall be responsible for the payment of all governmental or similar fees, charges, taxes, duties and imposts levied in or by any relevant authority in the United States on or in respect of the Customer which are incurred by J.P. Morgan with regard to the Services. Upon request by the Customer, J.P. Morgan shall provide the Customer with receipts, invoices or other appropriate written evidence reasonably satisfactory to the Customer confirming any expense for which payment or reimbursement is being sought under this Section.

(b)	J.P. Morgan may propose reasonable amendments to the fees at any time (subject to advance notice and Customer agreement) should either (i) the Customer’s actual investment portfolio and/or trading activity differ significantly from the assumptions used to develop J.P. Morgan’s fee proposal or (ii) the Customer’s service requirements change, or (iii) there is a change in Applicable Law that results in a change to the Services, or an increase in J.P. Morgan’s costs or risk associated with provision of the Services, as set forth in further detail in Section 2.6(c) hereof. If such amendments are mutually satisfactory, the fee schedule will be amended accordingly. For the avoidance of doubt, J.P. Morgan may terminate the Agreement if the parties are not able to mutually agree on such amendments upon at least one hundred and eighty (180) days’ prior notice.
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(c)	Invoices will be payable within sixty (60) days following receipt of the invoice by the Customer. If the Customer disputes an invoice, it shall nevertheless pay, on or before the date that payment is due, such portion of the invoice that is not subject to a bona fide dispute. J.P. Morgan may deduct amounts invoiced from the Cash Account except such portion of the invoice that the Customer has objected to in writing within sixty (60) days of the date of invoice (or such other period as the parties may agree in writing). J.P. Morgan agrees that this provision applies to each applicable Customer separately and that under Applicable Law J.P. Morgan may not exercise such rights against the assets of any Customer to satisfy the Liabilities of another Customer. Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts except such portion of the invoice that the Customer has objected to within sixty (60) days following the receipt of the invoice (or such other period as the parties may agree in writing) from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts, which shall be notified to the Customer at the relevant time.

(d)	All amounts payable to J.P. Morgan under this Agreement shall be paid in immediately available funds in U.S. dollars, without setoff and without deduction for any withholding, value-added or other similar taxes, charges, fees or assessments. The Customer agrees to indemnify J.P. Morgan on an after-tax basis for the full amount of any taxes, fees, expense assessments or other charges paid by J.P. Morgan and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, relating to or in connection with any amounts payable under this Agreement, whether or not such taxes, fees, expenses, assessments or other charges were correctly or legally asserted. If the Customer shall be required by applicable Law to make any deduction or withholding on account of taxes with respect to any amount payable hereunder, then, insofar as J.P. Morgan has provided (upon Customer’s request) all J.P. Morgan information that may be required by law in connection with such deduction or withholding, it shall (i) pay such additional amounts so that the net amount received by J.P. Morgan of such payment is not less than the amount which J.P. Morgan would have received had no such deduction or withholding been made, and (ii) promptly deliver to J.P. Morgan all tax receipts evidencing payment of taxes so deducted, or withheld.

(e)	If J.P. Morgan or any other J.P. Morgan Indemnitee is required by governmental regulation, summons, subpoena or other legal process to produce its documents, or to produce its personnel as witnesses, with respect to any Services provided under this Agreement, the Customer will, so long as such J.P. Morgan Indemnitee is not the subject of the investigation or proceeding in which the information or testimony is sought, reimburse such J.P. Morgan Indemnitee for its professional time and expenses (including counsel fees) incurred in responding to such requests. Nothing in this Section shall be deemed to limit in any manner the indemnification rights of J.P. Morgan Indemnitees provided in this Agreement.

(f)	If Customer requests that J.P. Morgan repeat its performance of any of the Services, other than as a result of an error by J.P. Morgan, then Customer shall compensate J.P. Morgan at the relevant rates mutually agreed upon by the parties for such Services in accordance with Section 4.1.(a).

(g)	Customer shall compensate J.P. Morgan at its customary hourly rates, for any additional work required to re-process any incorrect or incomplete information, or for remediation efforts needed to correct any error in information, transitioned to it from or at the direction of the Customer, the Investment Advisor or a prior administrator.

5.	ADDITIONAL PROVISIONS

5.1	Representations of the Customer and J.P. Morgan.

(a)	The Customer represents, warrants and covenants that (i) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, (iii) to the best of the Customer’s knowledge, there is no material administrative, civil or criminal proceeding pending against the Customer or the Investment Adviser, (iv) except for the representations outlined in Section
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5.1.(b), it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan, and (v) no Instruction by the Customer or its Authorized Persons will knowingly contravene Applicable Law, provided that Customer shall remain liable for any and all Instructions provided to J.P. Morgan, even if they unknowingly contravene Applicable Law. J.P. Morgan may rely upon the representations or certification of such other facts as may be required to administer J.P. Morgan’s obligations under this Agreement.

(b)	J.P. Morgan represents, warrants and covenants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms; (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) to the best of J.P. Morgan’s knowledge, there is no material administrative, civil or criminal proceeding pending against J.P. Morgan which would have a material effect on the provision of the Services; (iv) to the best of J.P. Morgan’s knowledge, any and all information J.P. Morgan provided to Customer or its representatives in connection with the Customer’s evaluation of J.P. Morgan’s experience and capabilities to provide the Services was at the time it was provided true, correct and complete in all material respects; and (v) it has established and maintains and enforces written policies and procedures reasonably designed to prevent material and intentional violations of Applicable Law relating to J.P. Morgan’s duties as a service provider hereunder, including U.S. federal securities laws prohibiting unlawful use and disclosure of material, non-public information regarding an issuer (such as a Customer) or a security (such as a Customer’s shares). To the extent permitted by law, except as otherwise explicitly set forth in this Agreement, J.P. Morgan makes no warranties or representations of any kind, whether express or implied, concerning any of the Reports or the Services.

5.2	The Customer to Provide Certain Information to J.P. Morgan.

(a)	The Customer shall provide to J.P. Morgan a copy of its Governing Documents and Offering Documents. Customer also shall provide to J.P. Morgan a copy of any amendments to its Governing Documents and Offering Documents. If any such proposed amendment is inconsistent with the terms and conditions of this Agreement, J.P. Morgan shall not be required to act in accordance with the amendment until the Change Control process in Section 2.6 has been completed.

(b)	The Customer will promptly provide J.P. Morgan such other information as J.P. Morgan may reasonably request, including (i) the Customer’s current audited and unaudited financial statements, (ii) any contracts or regulatory documents that relate to the Services, (iii) information about the Customer’s assets.

(c)	J.P. Morgan shall be entitled to rely on information provided by the Customer, the Investment Adviser and other service providers of the Customer or the Investment Adviser, and shall not be required to independently review or validate such information.

5.3	U.S. Regulatory Disclosure; Certain Information of the Customer.

(a)	Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Customer acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm the Customer’s identity, including, without limitation, the Customer’s name, address and organizational documents (“Identifying Information”). The Customer agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by J.P. Morgan.

(b)	The Customer hereby acknowledges that J.P. Morgan is obliged to comply with AML/Sanctions Requirements and that, J.P. Morgan shall not be liable for any action it or any J.P. Morgan Affiliate reasonably takes to comply with any AML/Sanctions Requirements, including identifying and reporting
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suspicious transactions, rejecting transactions, and blocking or freezing funds, financial assets, or other assets. The Customer shall cooperate with J.P. Morgan’s performance of its due diligence and other obligations concerning AML/Sanctions Requirements. In addition, the Customer agrees that J.P. Morgan may defer acting upon an Instruction pending completion of any review under its policies and procedures for compliance with AML/Sanctions Requirements, and that, J.P. Morgan shall not be responsible for any Liabilities resulting from or relating to such deferral. To the extent permitted by Applicable Law, J.P. Morgan will notify the Customer as soon as reasonably practicable, if J.P. Morgan defers acting upon any Instruction pursuant to this Section.

5.4	Redistribution of Data from Third Parties.

The Reports and other output from the Services provided by J.P. Morgan to the Customer under this Agreement may contain data licensed from Information Providers. Such data is the intellectual property of those Information Providers and is subject to restrictions on use contained in the license agreement between the Information Provider and J.P. Morgan, which J.P. Morgan cannot unilaterally change. J.P. Morgan will promptly notify the Customer of any such restrictions that may affect the Customer’s use of the that data to the extent provided herein, and shall use reasonable efforts to notify the Customer if the Information Provider adds additional restrictions on the use of such data. Customer acknowledges that its continued use of such data as provided herein shall constitute Customer’s acceptance of the revised usage restrictions, provided, however, that any redistribution of such data or information derived therefrom may require a separate license from the relevant Information Providers. For the avoidance of doubt, any restrictions or limitations regarding the use of such data is not intended by J.P. Morgan to supersede any rights Customer may have to use such data based on its own agreements with such Information Providers.

5.5	Intellectual Property Rights.

(a)	As between the Customer and J.P. Morgan, the Intellectual Property Rights in and to any documentation or other materials provided by the Customer and maintained by J.P. Morgan for the Customer (“Customer Materials”), shall be owned by the Customer and remain subject to the terms and conditions of this Agreement. The Customer grants to J.P. Morgan a non-exclusive, royalty free, perpetual, fully- paid, sub-licensable, worldwide right and license to use, adapt, display, modify, merge, reproduce, translate and create derivative works from the Customer Materials, solely as may be necessary for the performance by J.P. Morgan of its obligations or the exercise of its rights under this Agreement or as required pursuant to Applicable Law or J.P. Morgan’s record retention policies. The Customer represents, warrants and covenants that the Customer Materials and J.P. Morgan’s use thereof shall not infringe upon or otherwise violate the Intellectual Property Rights of any third party; and

(b)	the Intellectual Property Rights in and to any and all of J.P. Morgan’s methodologies, processes, working documents, know-how and techniques of any kind developed, created or used in connection with this Agreement are owned by J.P. Morgan.

5.6	Insurance.

(a)	J.P. Morgan will maintain insurance protection which is required under Applicable Law or which J.P. Morgan deems advisable to cover its duties and responsibilities generally as a fund administrator under this Agreement. The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer.

(b)	Without prejudice to or limiting J.P. Morgan’s obligations or liability under this Agreement in any way, J.P. Morgan hereby confirms that as of the Effective Date, it maintains in full force and effect such policies of insurance as are sufficient for a business of J.P. Morgan’s type, including at least the policies, in at least the minimum coverage amounts and on the terms, set out in Annex V or such other amounts as may be agreed in writing by the parties. J.P. Morgan shall ensure that all insurance required to be carried by J.P. Morgan is with sound and reputable insurers that maintain a minimum rating of A-VII by the A.M. Best Company or its equivalent. If coverage is written on a ‘claims made’ basis, it shall be maintained for at
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least two years following the termination or expiration of this Agreement. J.P. Morgan shall send a copy of the insurance certificate for each of the above policies to Customer at CMSAdmins@morganstanley.com prior to provision of any Services, and annually thereafter, within a reasonable timeframe upon renewal policy taking effect and promptly following Customer’s request at any time. J.P. Morgan shall not do or omit to do anything to invalidate the cover under any insurance policy required pursuant to this Agreement. J.P. Morgan shall notify the Customer as to all accidents and insurance claims for damage arising from or in connection with this Agreement. J.P. Morgan shall cooperate fully with Customer and with any insurance carrier in the investigation and defense of all such incidents, accidents and claims.

Where possible, J.P. Morgan shall procure that its insurers waive all rights of recovery (under subrogation or otherwise) against Customer, Customer Affiliates and Personnel pursuant to any policy of insurance required by this Agreement.

5.7	Confidentiality.

(a)	Each party to this Agreement will hold the other party’s Confidential Information secure and in strict confidence using procedures no less rigorous than those used to protect and preserve the confidentiality of its own similar confidential and/or proprietary information and shall not use any Confidential Information for any purpose other than in connection with this Agreement or as otherwise authorized under this Agreement or by a party with respect to its Confidential Information.

(b)	Neither party will disclose the other party’s Confidential Information except:

(i)	to the extent required, in the reasonable opinion of its legal counsel, to be disclosed pursuant to Applicable Laws, a request from a regulator with jurisdiction over a party or a court order (but only to such extent), provided that, with respect to disclosures made pursuant to a court order, the disclosing party shall, unless precluded by law, provide prompt notice to the other party, prior to disclosure, so that the other party may seek a protective order or other appropriate remedy, if it thinks fit, provided that, for the avoidance of doubt, no prior notice is required with respect to disclosures made pursuant to a request from a regulator with jurisdiction over the disclosing party;

(ii)       with the prior written consent of the other party;

(iii)	to any Subcontractor, agent, service provider, vendor or any other person that has a need to have access to Confidential Information solely to the extent necessary in order to perform their respective services to J.P. Morgan or Customer under this Agreement, provided that, with respect to J.P. Morgan’s Subcontractors, the Subcontractor is made aware of the confidential nature of the Confidential Information and is bound by contractual obligation (consistent with this Section 5.7) to keep such Confidential Information confidential;

(iv)       to its or a J.P. Morgan Affiliate’s or Customer Affiliate’s professional advisors, auditors and public accountants;

(v)	to its branches or to Customer Affiliates and J.P. Morgan Affiliates who the Customer or J.P. Morgan, as applicable, believes have a need to know such Confidential Information solely in connection with this Agreement; provided that, in all cases, the branch or affiliate is aware of the confidential nature of the Confidential Information and the disclosing party remains fully liable for any breach of this Section 5.7 by any such branch or affiliate to whom Confidential Information is disclosed; and

(vi)	to any revenue authority or any governmental entity in relation to the processing of any tax claim.

(c)	Upon termination of this Agreement and written request by the Customer, J.P. Morgan shall securely destroy, render unusable or return the Confidential Information to the Customer. Notwithstanding the foregoing, J.P. Morgan may retain copies of such Confidential Information as required by Applicable Laws and in accordance with J.P. Morgan’s records retention or back-up policies or procedures.
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5.8	Security

(a)	J.P. Morgan shall notify Customer without any undue delay in the event that J.P. Morgan learns a Security Breach has occurred. Each such notification shall contain, unless otherwise prohibited by Applicable Laws and to the extent available to J.P. Morgan, all material details of the Confidential Information impacted by the Security Breach that are known at the time. J.P. Morgan shall (i) promptly use commercially reasonable efforts to take appropriate steps to contain and control the Security Breach to prevent unauthorized access or further unauthorized access (as applicable) to the Confidential Information; (ii) take commercially reasonable measures to mitigate the effects of the Security Breach; and (iii) provide reasonable cooperation to Customer or its investigator or any Regulator in investigating and responding to each Security Breach as necessary to facilitate the Customer’s compliance with any applicable law in relation to the Security Breach.

(b)	J.P. Morgan shall, throughout the Term, maintain and comply with the Security Standards. J.P. Morgan shall ensure that the Security Standards meet industry best practices (for a supplier providing services similar to the Services being provided by J.P. Morgan) and are reasonably sufficient to protect against unauthorized access to and destruction, loss, or improper alteration of, Customer’s Confidential Information. Without prejudice to the generality of the foregoing, J.P. Morgan shall ensure that the Security Standards include: (i) IT and cyber security controls (including regular password updating, firewalls and encryption); (ii) protection of Customer’s Confidential Information in transit and storage; (iii) physical security measures and monitoring of premises; (iv) practices to detect, report and resolve security vulnerabilities and threats; (v) screening and regular training of J.P. Morgan Personnel engaged in the provision of Services and regular reviews of their access privileges; (vi) internal information barriers and internal procedures to prevent breach of confidentiality and to avoid conflict of interest; and (vii) a cybersecurity program and risk identification process. J.P. Morgan shall ensure that the Security Standards include the IT and cyber security controls set out in Annex VI.

5.9	Vulnerability and Patch Management

(a)	J.P. Morgan monitors and supervises the development of all software that is used to process Customer’s Confidential Information and conducts an independent security review of its environment. J.P. Morgan reviews and tests custom code that is used to process Customer’s Confidential Information to identify potential coding vulnerabilities in accordance with industry standard security practices. All documentation of such assessments and remediation actions taken are confidential and proprietary and not disclosed externally.

(b)	Applications that are used to process Customer’s Confidential Information are periodically scanned to detect vulnerabilities in static code or open source components and penetration tests are performed regularly (e.g., prior to releases, and at regular intervals if there are no releases). J.P. Morgan employs a comprehensive software security assurance program (“SSAP”) that includes architectural risk reviews, secure code reviews, threat-based penetration testing, dynamic scanning in the quality assurance phase for all applications that process Customer’s Confidential Information and a periodic security evaluation of all externally facing applications.
(c)	Patch management and vulnerability remediation across J.P. Morgan’s applications and infrastructure are based on an internal prioritized scoring model which uses the Common Vulnerability Scoring System (CVSS), information from internal vulnerability assessments, and internally provided risk/severity ratings of the underlying assets and applications. The scoring model is designed to decrease risk exposure in critical areas by prioritizing remediation based on J.P. Morgan’s environment.

(d)	If J.P. Morgan identifies a weakness or vulnerability that could have a direct, material adverse impact on J.P. Morgan’s ability to (i) perform its obligations under the Agreement, (ii) comply with Applicable Laws in

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connection with the Agreement, or (iii) meet J.P. Morgan’s business continuity capabilities in connection with the Agreement (each a “Deficiency”), J.P. Morgan shall, within a commercially reasonable time, provide high-level information about the potential impact of that Deficiency and its remediation plan. Customer acknowledges that any Deficiency shall be remediated and verified by J.P. Morgan’s own internal audit group that is independent from the division performing the obligations under the Agreement.

5.10	Compliance with BCP.

J.P. Morgan shall, throughout the Term, maintain and periodically test (not less than annually) a written business continuity plan (“BCP”) which shall be consistent with then-current generally accepted industry standards. J.P. Morgan shall ensure that the BCP is reasonably designed to enable J.P. Morgan to effect the recovery and, as contemplated by the BCP, continuity of its key operations, systems and processes in the event of a Crisis. Upon request, J.P. Morgan shall provide Customer with a reasonable overview of the then-current BCP. Upon Customer’s reasonable request, which shall occur no more than once a year, the parties shall meet to discuss a summary of the then-current BCP. In the event of a Crisis, J.P. Morgan shall (where and to the extent applicable) use all reasonable efforts to implement the BCP in accordance with its terms. Customer acknowledges that the effectiveness of the BCP is subject to actual implementation in a Crisis during which time unforeseen crisis and critical events may occur that could affect the effectiveness of the BCP.

5.11	Updates to Security Standards.

J.P. Morgan shall maintain the Security Standards to reflect developments in Applicable Laws.

5.12	Reserved.

5.13	Background Checks.

Prior to any J.P. Morgan Personnel providing any Services, J.P. Morgan shall engage a third-party background check provider to conduct background checks (including past employment, education, entitlement to work and criminal record(s) enquiries) on such J.P. Morgan Personnel. All background checks shall be conducted in accordance with Applicable Laws and the highest industry standards (for a supplier to the financial services sector). Upon request, J.P. Morgan shall provide written evidence that J.P. Morgan Personnel have undergone the relevant background checks required by this Section 5.13. J.P. Morgan shall not utilize any J.P. Morgan Personnel to provide any Services whose background checks reveal that they have been convicted of or pleaded guilty to any criminal offence involving dishonesty, breach of trust, money laundering, fraud, misrepresentation or embezzlement or that have uncovered any material negative findings.

5.14	Use of Name.

Each party agrees not to use (or permit the use of) the other party’s name in any document, publication or publicity material relating to it, including but not limited to notices, sales literature, stationery, advertisements, etc., without the prior written consent of the other party (which consent shall not be unreasonably withheld), provided that no prior consent is needed if the document in which a party’s name is used merely states that the parties have entered into this relationship or as otherwise required by Applicable Law or in connection with the Services.

6.	WHEN J.P. MORGAN IS LIABLE TO THE CUSTOMER

6.1	Standard of Care; Liability.

(a)	J.P. Morgan will use reasonable care in performing its obligations under this Agreement.
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(b)	Subject to Section 6.2, J.P. Morgan will be liable for, and shall indemnify, defend and hold harmless Customer from and against, the Customer’s direct Liabilities to the extent they result from J.P. Morgan’s fraud, negligence, or willful misconduct in connection with the performance or nonperformance of its duties as set out in this Agreement or a material breach of any of its obligations under this Agreement (including the selection, appointment or use by J.P. Morgan of any Information Provider). Customer shall use all commercially reasonable efforts to mitigate any Liability for which indemnity is sought hereunder provided, however, that reasonable expenses incurred with respect to such mitigation shall be Liabilities subject to indemnification hereunder. To the extent practicable, the Customer shall use reasonable efforts to promptly notify J.P. Morgan of the circumstances and all pertinent facts related to the claim for indemnification, it being understood that a failure to notify shall not serve to limit J.P. Morgan’s obligation to indemnify the Customer hereunder.

(c)	The Customer will indemnify the J.P. Morgan Indemnitees solely against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of J.P. Morgan’s performance under this Agreement, provided that the J.P. Morgan Indemnitee has not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question. J.P. Morgan shall use all commercially reasonable efforts to mitigate any Liability for which indemnity is sought hereunder provided, however, that reasonable expenses incurred with respect to such mitigation shall be Liabilities subject to indemnification hereunder. Nevertheless, the Customer will not be obligated to indemnify any J.P. Morgan Indemnitee under the preceding sentence with respect to any Liability for which J.P. Morgan is liable under this Agreement. To the extent practicable, J.P. Morgan shall use reasonable efforts to promptly notify the Customer of the circumstances and all pertinent facts related to the claim for indemnification, it being understood that a failure to notify shall not serve to limit Customer’s obligation to indemnify the J.P. Morgan Indemnitees hereunder. In no instances shall a Customer be obligated to indemnify any J.P. Morgan Indemnitee out of any assets other than the assets of the particular Customer in connection with which the Liability has arisen.

(d)	Subject to Section 6.2, J.P. Morgan will indemnify Customer against, and hold it harmless from, any direct Liabilities that may be imposed on, incurred by or asserted against Customer in connection with or arising out of any third party claim for actual infringement or misappropriation of intellectual property rights of a third party by the Services, Products and Data (as defined in Annex III) provided under this Agreement except to the extent that such Liabilities (i) arise as a result of Customer’s negligence, willful misconduct or fraud, (ii) arise as a result of changes made by the Customer or by a third party at the direction of the Customer to the Services, Product or Data, (iii) arise as part of modifications or combinations of the Services, Products, and Data with non-J.P. Morgan products, systems, services, data, processes, or methods, (iv) arise by Customer’s unauthorized use of the Services, Products and Data, or (v) arise as a result of designs or specifications that in themselves infringe and that are provided by or at the direction of the Customer. For purposes of this paragraph, the term Data shall include J.P. Morgan data only and shall not include any information provided to J.P. Morgan by the Customer, an Information Provider or other third party. Customer shall use all commercially reasonable efforts to mitigate any Liability for which indemnity is sought hereunder; provided, however, that reasonable expenses incurred with respect to such mitigation shall be Liabilities subject to indemnification hereunder. J.P. Morgan’s obligations under this paragraph are subject to the Customer providing J.P. Morgan prompt notification of the circumstances and all pertinent facts related to the claim for indemnification. J.P. Morgan shall have the right to assume sole control of the defense and settlement, and Customer agrees to provide to J.P. Morgan reasonable assistance and cooperate with J.P. Morgan in its defense of any claims.

6.2	Limitations of J.P. Morgan’s Liability.

(a)	Under no circumstances will J.P. Morgan be liable for (i) any loss of profits (whether direct or indirect); (ii) any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to J.P. Morgan’s performance or non-performance under this Agreement or J.P. Morgan’s role as a service provider to the Customer under this Agreement; (iii) any Liabilities suffered by any person as a result of the failure of any of the Dependencies to be met; (iv) the assumptions made by J.P.
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Morgan reasonably in preparing a Report proving to be incorrect, inaccurate or inapplicable or any assumption which could or should have been made not being made; (v) any Liabilities arising as a consequence of the Customer using, or providing to any other person to use, any Report or information in or derived from or based on any Report, to make decisions (including Investment Decisions) in respect of the Customer; or (vi) any Liabilities suffered by any person relating to any decisions made by J.P. Morgan in complying with the AML/Sanctions Requirements.

(b)	Under no circumstances will the Customer and/or its Investment Adviser be liable for (i) any loss of profits (whether direct or indirect); or (ii) any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Customer’s and/or the Investment Adviser’s acts or omissions under this Agreement, provided that this Subsection 6.2(b) shall not apply to any Liability owing to a third party asserting a claim against J.P. Morgan for which J.P. Morgan is entitled to be indemnified under this Agreement.

(c)	Notwithstanding any provision herein that may be to the contrary, the maximum aggregate liability of J.P. Morgan and J.P. Morgan Indemnitees in respect of:

(i)  any and all claims of any kind arising out of, in connection with or relating to a breach by J.P. Morgan of its confidentiality obligations under this Agreement, a breach by J.P. Morgan of its confidentiality obligations under the ETF Agency Services Agreement, a breach by J.P. Morgan of Section 5.8 (Security) of this Agreement and/or a breach by J.P. Morgan of Section 18.2 of the ETF Agency Services Agreement, regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages, in respect of any calendar year, shall not exceed an aggregate amount equal to the lesser of (a) ten (10) times the total annual fees paid to J.P. Morgan by the Customer for transfer agency and administrative services provided under this Agreement and the ETF Agency Services Agreement during the twelve (12) months immediately prior or (b) fifteen million dollars ($15,000,000); and

(ii)  any and all claims of any kind arising out of, in connection with or relating to this Agreement or the provision of the Services (other than claims otherwise subject to (i) above), regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages, in respect of any calendar year, shall not exceed an aggregate amount equal to five (5) times the total annual administration fee paid by the Customer to J.P. Morgan hereunder;

provided, however, the foregoing liability cap under this Section 6.2(c) shall not apply to an error by J.P. Morgan in calculating the net asset value of a Customer.

6.3	Force Majeure.

(a)	J.P. Morgan will not be liable for any Liabilities of any nature that the Customer or any third party may suffer or incur, caused by an act of God, fire, flood, epidemics, earthquakes or other disasters, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), nationalization, expropriation, legal constraint, fraud or forgery (other than on the part of J.P. Morgan or its employees), theft, cyber-attack, malfunction of equipment or software (except where such malfunction is primarily and directly attributable to J.P. Morgan’s negligence in maintaining the equipment or software), currency re-denominations, currency restrictions, failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, power failures or any other cause beyond the reasonable control of J.P. Morgan. J.P. Morgan will use commercially reasonable efforts to resume or otherwise continue performance of its obligations as soon as is reasonably practicable.

(b)	Neither party will be entitled to any additional payments from the other party for costs or expenses incurred by it as a result of any Force Majeure Event.
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6.4	J.P. Morgan May Consult with Counsel.

J.P. Morgan will exercise reasonable care in the selection and appointment of professional advisers and subject thereto will be entitled to rely on, and may act upon the advice of professional advisors (which may be the professional advisors of the Customer or the Investment Adviser) at its own expense in relation to matters of law, regulation or market practice.

6.5	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result.

The Customer hereby acknowledges that J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may have a material interest in transactions entered into by the Customer or that circumstances are such that J.P. Morgan may have a potential conflict of duty or interest, including the fact that J.P. Morgan or J.P. Morgan Affiliates may act as a market maker in the markets in which the Customer participates, provide brokerage services to other customers, act as financial adviser to the issuer of securities in which the Customer invests, act in the same transaction as agent for more than one customer, have a material interest in the issue of securities; or earn profits from any of the activities listed herein. Customer acknowledges that J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of the Customer. J.P. Morgan is not under any duty to disclose any such information to the Customer.

7.	TERM AND TERMINATION

7.1	Term and Termination.

This Agreement shall be in effect for an initial term of five (5) years from the date of this Agreement (the “Initial Term”). Following the Initial Term, this Agreement shall be in effect until a valid termination notice is given by the Customer or J.P. Morgan upon at least one hundred and eighty (180) days’ prior notice.

7.2	Other Grounds for Termination.

(a)	Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following:

(i)      the other party committing any material breach of this Agreement and failing to remedy such material breach (if capable of remedy) within ninety (90) days of being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach;

(ii)	the other party: (A) admits in writing its inability or is generally unable to pay its debts as they become due; (B) institutes, consents to or is otherwise subject to the institution of any proceeding under title 11 of the United States Code, as in effect from time to time, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, composition with creditors, wind-down, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect and affecting the rights of creditors, generally; (C) is subject to an involuntary order for the transfer of all or part of its business by a statutory authority; (D) has any of its issued shares suspended from trading on any exchange on which they are listed (if applicable), (E) is the subject of a measure similar to any of the foregoing, including, without limitation, any measure taken by a Regulator in connection with or in anticipation of any of the foregoing (each, an “Insolvency Event”). J.P. Morgan acknowledges that, as required by relevant Regulators, in the event that a Customer Affiliate undergoes an Insolvency Event, any right J.P. Morgan may have (whether contractual or otherwise) to terminate this Agreement, to suspend or modify any Services or the terms on which they are provided, or to restrict Customer’s respective rights or benefits (in whole or part) pursuant to this Agreement solely as a result of the Insolvency Event occurring with respect to such Customer Affiliate, shall be suspended for as long as Customer’s payment obligations and
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any relevant restrictions on use of the Products and/or Services continue to be complied with. Nothing in the foregoing shall prevent J.P. Morgan from exercising the foregoing rights as a result of a Customer’s Insolvency Event; or

(iii)        the relevant federal or state authority withdrawing its authorization of either party.

(b)	Either party may terminate this Agreement by giving not less than sixty (60) days’ prior written notice, or such shorter time frame requested by the relevant Regulator, to the other party in the event that any Regulator so requires.

(c)	Customer may, on at least 60 days prior written notice, terminate this Agreement if J.P. Morgan is no longer a subsidiary of JPMorgan Chase & Co.

(d)	J.P. Morgan may terminate this Agreement by giving not less than sixty (60) days’ prior written notice, to the Customer in the event that J.P. Morgan reasonably determines that servicing the Customer raises reputational or regulatory concerns.

(e)	If a Force Majeure Event substantially prevents performance of any services necessary for the performance of functions reasonably agreed by the parties as critical for more than three (3) consecutive business days, then the Customer may terminate all or any portion of this Agreement and the services so affected, as of a date specified by the Customer in a written notice of termination to J.P. Morgan, in which case, J.P. Morgan’s fees will be equitably adjusted as necessary to reflect the value of any remaining services.

(f)	At any time (including during the Initial Term), the Customer may elect to remove any fund or series of a fund that is a Customer from this Agreement in connection with the liquidation of the fund or the merger of a fund into another fund, in each case by notifying J.P. Morgan in writing or other mutually agreed communication method.

(g)	In the event of the termination of the custody agreement between J.P. Morgan and the Customer, J.P. Morgan may terminate this Agreement in whole or in part and cease to provide the Services simultaneously with the transition of the assets of the Customer to a successor custodian.

(h)	J.P. Morgan will maintain throughout this Agreement a due diligence and third party oversight program that meets regulatory requirements applicable to J.P. Morgan and use reasonable care in the selection and retention of any Subcontractor or Data Hosting Provider. If the Customer has reasonable concerns or objections to the use of any Subcontractor, Data Hosting Provider or the level of transparency provided by J.P. Morgan under Sections 2.1(c) and (d), it shall promptly notify J.P. Morgan in writing. If J.P. Morgan does not address the Customer’s concerns to the Customer’s satisfaction (acting in good faith) within a reasonable time of receipt of such notification, the Customer shall have the right to, upon thirty (30) days prior written notice, terminate this Agreement.

7.4 Transition following Termination.

(a)	The Customer undertakes to use its best efforts to appoint a Replacement Provider as soon as practicable after delivering or receiving, as the case may be, a notice of termination, provided that if Customer has not transitioned to a Replacement Provider as of the date of termination, J.P. Morgan will continue to provide the Services, and to facilitate the orderly transfer of Services to such Replacement Provider at the fees agreed upon by the Customer and J.P. Morgan. Customer agrees to pay such reasonable expenses and charges as J.P. Morgan and Customer may mutually agree in connection with such transition. Subject to payment of any amount duly owing to J.P. Morgan under this Agreement, J.P. Morgan agrees to transfer a copy of such records and related supporting documentation held by it under this Agreement, to any Replacement Provider of the Services or to such other person as the Customer may direct.
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(b)	J.P. Morgan will act in accordance with all Instructions delivered to it by the Customer with respect to such delivery and transition of its responsibilities to a successor fund administrator provided that such Instructions shall be reasonable and practicable and not in conflict with any provision of this Agreement.

8.	MISCELLANEOUS

8.1	Notices.

All notices shall be sent or served by registered mail, nationally recognized delivery service, courier service, email or hand delivery to the addresses of the respective party as set out on Annex I or the preamble of this Agreement (as applicable), unless at least two (2) days’ prior written notice of a new address is given to the other party in writing.

8.2	Successors and Assigns.

This Agreement will be binding on each of the parties’ successors and assigns. The parties agree that neither party can assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, J.P. Morgan may assign its rights or obligations under this Agreement to (A) a J.P. Morgan Affiliate, or (B) any entity that acquires all or substantially all of J.P. Morgan’s fund services business and assets, whether by merger, sale of assets, sale of stock, or otherwise (an “Assignee”), provided that, upon the occurrence of (B), the Customer shall have the right terminate this Agreement upon prior written notice to J.P. Morgan or the relevant Assignee, as applicable (in which case all Schedule(s), Appendices and Annexes hereunder shall also immediately terminate).

8.3	Entire Agreement and Amendments.

This Agreement, including any Schedules, Appendices and Annexes, sets out the entire agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written. The parties may enter into one or more non-binding service level documents on terms agreed by the parties and may vary any service level document by agreement at any time. The service level document will not form part of this Agreement. To the extent inconsistent with this Agreement, J.P. Morgan’s electronic access terms and conditions shall not apply to matters arising under this Agreement. Amendments shall be in writing and signed by both parties.

8.4	Governing Law and Jurisdiction.

This Agreement will be construed, regulated and administered under the laws of the United States or the State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to statutory prejudgment interest and a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction the Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Customer shall not claim, and it hereby irrevocably waives, such immunity.

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8.5	Severability; Waiver; and Survival.

(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	Termination or expiration of this Agreement shall not affect: (i) the parties’ rights, protections, and remedies under this Agreement; (ii) the survival of any provision that is explicitly intended to come into force upon termination or expiration.

8.6	Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement. Each party agrees: (a) that signatures may be handwritten or electronic (applied using a method designated or otherwise accepted by the parties) and, if electronic, the signing party agrees that this is conclusive of its intention to be bound to the same extent as if signed by a handwritten signature; (b) that signed documents may be exchanged in physical or electronic (e.g., scanned) form; and (c) that it shall not contest the admissibility in evidence of any electronically signed or exchanged document, simply because it was electronically signed or exchanged.

8.7	Independent Contractor.

Nothing in this Agreement shall be construed to create an employment, worker, partnership or joint venture relationship between Customer or any of Customer Affiliates and J.P. Morgan or any J.P. Morgan Personnel. J.P. Morgan agrees that, as between the parties, J.P. Morgan is solely responsible as employer for fulfilling its obligations under Applicable Laws to all J.P. Morgan Personnel.

8.8	Ability to Conduct Business

J.P. Morgan and Customer each acknowledge that the other party and/or any of Customer Affiliate or J.P. Morgan Affiliate (as the case may be) may be considering, and may in the future consider, business ideas, products and services similar to or the same as the other party or any Customer Affiliate or J.P. Morgan Affiliate (as the case may be). Nothing in this Agreement shall prevent a party or any Customer Affiliate or J.P. Morgan Affiliate (as the case may be) from pursuing any such ideas or pursuing businesses similar to or related to the business of the other party or its Affiliates either internally or through investments in or representation of any third party, provided that neither party, nor any Customer Affiliate or J.P. Morgan Affiliate (as the case may be) , may use the other party’s Confidential Information in the pursuit or development of any such businesses.

8.19 No Third Party Beneficiaries.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

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MORGAN STANLEY ETF TRUST (acting on its own behalf and on behalf of each of the series or portfolios listed in Annex I)		JPMORGAN CHASE BANK, N.A.

By	/s/ Frank Smith	By:	/s/ Gregory Cook
Name:	Frank Smith	Name:	Gregory Cook
Title:	Treasurer	Title:	Executive Director
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Annex I

List of Customers

Fund Services Agreement dated January 6, 2023

Name	Entity Type	Jurisdiction	ERISA Benefit Plan Assets (Y/N)	Address for Notices
Morgan Stanley ETF Trust	statutory trust	Delaware	N	Morgan Stanley ETF Trust c/o Morgan Stanley Investment Management 522 Fifth Avenue New York, NY 10036 with a copy to: MSIM General Counsel 1633 Broadway, 29th Floor New York, NY 10019
Calvert International Responsible Index ETF	series of statutory trust	Delaware	N	Morgan Stanley ETF Trust c/o Morgan Stanley Investment Management 522 Fifth Avenue New York, NY 10036 with a copy to: MSIM General Counsel 1633 Broadway, 29th Floor New York, NY 10019
Calvert Ultra-Short Investment Grade ETF	series of statutory trust	Delaware	N	Morgan Stanley ETF Trust c/o Morgan Stanley Investment Management 522 Fifth Avenue New York, NY 10036
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with a copy to: MSIM General Counsel 1633 Broadway, 29th Floor New York, NY 10019
Calvert US Large-Cap Core Responsible Index ETF	series of statutory trust	Delaware	N	Morgan Stanley ETF Trust c/o Morgan Stanley Investment Management 522 Fifth Avenue New York, NY 10036 with a copy to: MSIM General Counsel 1633 Broadway, 29th Floor New York, NY 10019
Calvert US Large-Cap Diversity and Inclusion Index ETF	series of statutory trust	Delaware	N	Morgan Stanley ETF Trust c/o Morgan Stanley Investment Management 522 Fifth Avenue New York, NY 10036 with a copy to: MSIM General Counsel 1633 Broadway, 29th Floor New York, NY 10019
Calvert US Mid-Cap Core Responsible Index ETF	series of statutory trust	Delaware	N	Morgan Stanley ETF Trust c/o Morgan Stanley Investment Management 522 Fifth Avenue New York, NY 10036 with a copy to: MSIM General Counsel 1633 Broadway, 29th Floor
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New York, NY 10019
Calvert US Select Equity ETF	series of statutory trust	Delaware	N	Morgan Stanley ETF Trust c/o Morgan Stanley Investment Management 522 Fifth Avenue New York, NY 10036 with a copy to: MSIM General Counsel 1633 Broadway, 29th Floor New York, NY 10019
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Annex II

Form of Joinder

JOINDER TO FUND SERVICES AGREEMENT

This Joinder (“Joinder”) to the FUND SERVICES AGREEMENT, dated [ ] among each of the Customers listed on Annex I thereto and JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”), as amended as of the date hereof (the “Agreement”), is made and entered into as of [DATE], between [NEW CUSTOMER] (“New Customer”) and J.P. Morgan.

W I T N E S S E T H:

WHEREAS, the Customer and J.P. Morgan entered into the Agreement;

WHEREAS, New Customer requests that J.P. Morgan provide the Services to New Customer under the terms and conditions set forth in the Agreement; and

WHEREAS, J.P. Morgan agrees to provide the Services pursuant to the terms and conditions set forth in the Agreement in respect of the New Customer.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

9.	DEFINITIONS. UNLESS OTHERWISE DEFINED HEREIN, DEFINED TERMS USED IN THIS JOINDER SHALL HAVE THE MEANING ASCRIBED TO SUCH TERMS IN THE AGREEMENT.

10.	JOINDER. NEW CUSTOMER HEREBY AGREES TO BE SUBJECT TO AND BOUND BY THE TERMS AND CONDITIONS OF THE AGREEMENT.

11.	AMENDMENTS. THE AGREEMENT SHALL BE AMENDED AS FOLLOWS:

12.	ANNEX I OF THE AGREEMENT IS HEREBY AMENDED AND RESTATED IN ITS ENTIRETY BY ANNEX I HERETO.

13.	SAVE AS AMENDED BY THIS JOINDER, THE AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT.

14.	REPRESENTATIONS. EACH PARTY REPRESENTS TO THE OTHER PARTIES THAT ALL REPRESENTATIONS CONTAINED IN THE AGREEMENT ARE TRUE AND ACCURATE AS OF THE DATE OF THIS JOINDER, AND THAT SUCH REPRESENTATIONS ARE DEEMED TO BE GIVEN OR REPEATED BY EACH PARTY, AS THE CASE MAY BE, ON THE DATE OF THIS JOINDER.

15.	ENTIRE AGREEMENT. THIS JOINDER AND THE AGREEMENT AND ANY DOCUMENTS REFERRED TO IN EACH OF THEM, CONSTITUTES THE WHOLE AGREEMENT BETWEEN THE PARTIES RELATING TO THEIR SUBJECT MATTER AND SUPERSEDES AND EXTINGUISHES ANY OTHER DRAFTS, AGREEMENTS, UNDERTAKINGS, REPRESENTATIONS, WARRANTIES AND ARRANGEMENTS OF ANY NATURE, WHETHER IN WRITING OR ORAL, RELATING TO SUCH SUBJECT MATTER. IF ANY OF THE PROVISIONS OF THIS JOINDER ARE INCONSISTENT WITH OR IN CONFLICT WITH ANY OF THE PROVISIONS OF THE AGREEMENT THEN, TO THE EXTENT OF ANY SUCH INCONSISTENCY OR CONFLICT, THE PROVISIONS OF THIS JOINDER SHALL PREVAIL AS BETWEEN THE PARTIES.
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16.	COUNTERPARTS. THIS JOINDER MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS WHICH TOGETHER SHALL CONSTITUTE ONE AGREEMENT. EACH PARTY HERETO MAY ENTER INTO THIS JOINDER BY EXECUTING A COUNTERPART AND THIS JOINDER SHALL NOT TAKE EFFECT UNTIL IT HAS BEEN EXECUTED BY BOTH PARTIES.

17.	LAW AND JURISDICTION. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
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IN WITNESS WHEREOF, the parties have executed this Joinder as of the date first above written.

MORGAN STANLEY ETF TRUST (acting on its own behalf and on behalf of each of the series or portfolios listed in Annex I)	JPMORGAN CHASE BANK, N.A.

By:	By:
Name:	Name:
Title:	Title:

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Annex I

List of Customers

Joinder dated [INSERT DATE OF JOINDER] to Fund Services Agreement dated [INSERT DATE OF FUND SERVICES AGREEMENT]

Name	Entity Type	Jurisdiction	ERISA Benefit Plan Assets (Y/N)	Address for Notices	Customer-specific Services

[Note: List of Customers on Joinder should include all current parties to the Fund Services Agreement, along with those added by the Joinder.]

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Annex III Electronic Access

1.	J.P. Morgan may permit the Customer, and its Authorized Persons and other persons designated by the Customer or its Authorized Persons (collectively “Users”), to access certain electronic systems and applications (collectively, the “Products”) and to access or receive Data (as defined below) electronically in connection with the Agreement. J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall endeavor to give the Customer reasonable notice of its termination or suspension of access to the Products, including suspension or cancelation of any User Codes, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is known or suspected to be at risk. Access to the Products shall be subject to the Security Procedure.
2.	In consideration of the fees paid by the Customer to J.P. Morgan and subject to any applicable software license in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Customer a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products or transferred electronically (the “Data”) for the Customer’s internal business use only. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by the Users, provided that such use shall be in accordance with the terms of the Agreement, including this Annex. The Customer will not disclose or distribute (and will cause the Users not to disclose or distribute) to any other party, or allow any other party to access, inspect or copy the Products or any Data, except as reasonably necessary in the course of Customer’s management or administration of the funds or accounts for which services are provided under this Agreement. The Customer acknowledges that elements of the Data, including prices, Corporate Action information, and reference data, may have been licensed by J.P. Morgan from third parties and that any use of such Data beyond that authorized by the foregoing license, may require the permission of one or more third parties in addition to J.P. Morgan.
3.	The Customer acknowledges that there are security, cyberfraud, corruption, transaction error and access availability risks associated with using open networks such as the internet to access and use the Products, and the Customer hereby expressly assumes such risks. The Customer is solely responsible for obtaining, maintaining and operating all systems, software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer and its Users to access and use the Products. All such software must be interoperable with J.P. Morgan’s software. Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.
4.	In cases where J.P. Morgan’s website or the Products are unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Customer or its Users to instruct J.P. Morgan or obtain reports from J.P. Morgan. J.P. Morgan shall not be liable for any Liabilities arising out of the Customer’s use of, access to or inability to use the Products in the absence of J.P. Morgan’s gross negligence, fraud or willful misconduct.
5.

Use of the Products may be monitored, tracked, and recorded. In using the Products, the Customer hereby expressly consents to, and will ensure that its Users are advised of and have consented to, such monitoring, tracking and recording, and J.P. Morgan’s right to disclose data derived from such activity in accordance with the Agreement, including this Annex. J.P. Morgan shall own all right, title and interest in the data reflecting the Customer usage of the Products or J.P. Morgan’s website (including general usage data and aggregated transaction data), provided that J.P. Morgan’s use of such data shall remain, subject to its obligations of confidentiality set forth in this Agreement. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise. The Customer hereby expressly consents, and will ensure that its Users are advised of and have consented to, J.P. Morgan’s

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collection, storage, use and transfer (including to or through jurisdictions that do not provide the same statutory protection as the originating jurisdictions(s)) of their personal data. Any personal data collected through, or in connection with, the Customer’s use of the Products shall be subject to J.P. Morgan’s Privacy Policy (available at: https://www.jpmorgan.com/global/privacy) and Cookies Policy (available at: https://www.jpmorgan.com/global/cookies), each as updated from time to time and incorporated herein by reference.
6.	The Customer shall not knowingly upload, post or transmit to or distribute or otherwise publish through the Products or J.P. Morgan’s web site any materials which (i) restrict or inhibit any other user from using and enjoying the Products or the website, (ii) are defamatory, offensive, explicit, or indecent, (iii) infringe the rights of third parties including intellectual property rights, (iv) contain a virus, Trojan horse, worm, time bomb, cancelbot or other harmful component, or (v) constitute or contain false or misleading information.
7.	The Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its Users upon written request. The Customer shall not access, and shall not permit its Users to access, the service from any jurisdiction where J.P. Morgan informs the Customer, or where the Customer has actual knowledge, that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the Users, the Customer shall obtain from each User all necessary consents to enable J.P. Morgan to process data concerning that User for the purposes of providing the Products.
8.	The Customer will be subject to and shall comply with Applicable Law with regard to its use of the Products, including Applicable Law concerning restricting collection, use, disclosure, processing and free movement of the Data.
9.	The Customer shall be responsible for the compliance of its Users with the terms of this Annex.
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Schedule 1 Services

Fund Accounting

NAV Calculation:

Accounting Basis: Books and records maintained in alignment with fund domiciled GAAP and Client Instruction Portfolio trades processing- market standard automated trade files

Corporate Actions processing including taxability reprocessing upon issuance of US tax treatment Portfolio Income Recognition

Capital Stock Processing

Expense Accruals as per client budget Foreign Capital Gains Tax Processing Tax Reclaim processing Reconciliations

Securities reconciliation Cash reconciliation

Transfer Agent reconciliation

Calculation of NAV based on a single valuation per day Asset pricing and reporting

Value assets using client pricing hierarchy matrix

Standard automated vendor inputs, including international fair valuation

Standard valuation oversight reporting (e.g., fair value reports, broker prices, etc.) NAV dissemination - standard JP Morgan automated tools and reporting

Automated NAV transmissions to transfer agent and 3 parties using market standard formats Audit reporting and coordination

External audit, SSAE18, and due diligence coordination ASC 820 reporting

Standard client reporting

Standard end-of-day accounting Information

SEC yield calculation (daily, 7day, 30 day, subsidized, unsubsidized) Fund Event Activity processing

Asset Transfers - In Kinds, Fund Mergers Fund Launches

Fund Closures

Publication of Trade Date Holdings as part of SEC Rule 6c-11

Complex Asset Servicing

OTC Valuation & Processing

Trade receipt and reflection of OTC derivative trade instructions Valuation

•	Sourcing of independent valuations from approved vendors
•	Sourcing of non-independent valuations from fund manager/client/counterparty
•	Valuation validation including day-on-day tolerance checks

•     Independent annual review of asset and valuation methodology Reconciliation

•	Reconciliation of positions to fund manager/client and clearing broker
•	Reconciliation of positions and valuations to counterparty for independently valued instruments
•	Cash break management in relation to the accounting ledger

Calculation of cash flow events for supported instruments or receipt of cash events for non-supported instruments CFD Processing

Trade receipt and reflection of CFD trade instructions

Processing of financing, resets, corporate actions, dividends and accruals into accounting system

•	Reconciliation of positions, market price/value, dividends, financing and cash balances to prime brokers

•      Cash break management in relation to the accounting ledger Bank Loan Processing

Establish and maintain bank loan facility and contract information

Process transactions and lifecycle events from settlement documents and funding memos Perform monthly position reconciliation between the loan system and agent bank notices

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Perform reconciliation of cash balances reflected in the loan system to the bank account

Independent valuation of the syndicated bank loan portfolio and Manager sourced prices/valuations/write-downs applied for bilateral loans

Fund Administration

Financial and Regulatory Reporting

Coordination and Preparation of Semi and Annual financial statements in standard JP Morgan format including Schedule/Portfolio of Investments Coordinate audit process and planning timetable

Preparation of extended trial balance and working papers in JPM Standard format Use of Snippets for the notes to financial statements

Production of stylized, print ready semi-annual and annual Financial Statements

Coordination and Preparation of Financial Statements other than Semi-annual and Annual including fund mergers and terminations Regulatory Filings and Reporting

Preparation and coordination of the annual and semi-annual report EDGAR filing version for Forms N-CSR and N-CSRS

Preparation and filing of Form N-CEN Preparation and filing of Form N-PORT

Treasury Services

Fund Expense Budgeting Expense Calculations

Expense Cap and Basis Point Analysis Maintenance of Fee waivers and recoupment Expense payment and reimbursement processing

Distributions and Related Reporting

Distributions including Income forecasting and Expense Projections Form 1099 Div reporting

Preparation of ICI Primary/Secondary/NRA to support tax characterization of distributions Provision of Data for Section 19a and 19b Reporting requirements for fund distributions

Survey Reporting

Standard ICI, Morningstar, Lipper, Imoneynet Additional Reporting Support

Provision of data to support Form 13F Reporting and 13G Reporting Provision of data and filing Form 24F-2 Reporting

Preparation and dissemination of vendor/trustee 1099-Misc Forms annually

Calculation of data to support Financial Statements (Portfolio Turnover and Expense Ratios) Provision of data to support Prospectus and SAI updates

Provision of data to support Annual 15-C Reporting Fund Performance

Calculate & provide NAV total return performance across standard time periods Perform Monthly NAV and market value-based returns for close end funds After-tax (pre/post liquidation) performance if applicable

Gross of fee & unsubsidized yield reporting (without waivers) Market price return performance calculations for ETFs

Compliance Services

CFTC 4.5 testing

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Annex IV

Net Asset Value Correction Policy and Procedures

1.	Definitions

As used in this Annex, the following terms shall have the meaning hereinafter stated:

“Fund” means an investment fund for which J.P. Morgan provides NAV calculation services under the Agreement.

“Fund Benefit” means a situation where a Fund has either paid insufficient redemption proceeds as a result of an understatement of NAV or received excessive subscription proceeds as a result of an overstatement of NAV. When such a Fund Benefit occurs, the individual Unitholders effecting transactions suffer a corresponding loss (a “Unitholder Loss”).

“Fund Loss” refers to a situation where a Fund has either paid excessive redemption proceeds as a result of an overstatement of the NAV or received insufficient subscription proceeds as a result of an understatement of the NAV. When such a Fund Loss occurs, the individual Unitholders effecting transactions received a corresponding benefit.

“Intermediary” means a bank, broker-dealer, other fund or defined contribution plan record keeper through which Shareholders hold Shares.

“NAV” shall mean the net value of a Fund’s assets and liabilities.

“NAV Error” is defined as one or more errors in the computation of net asset value which, when considered cumulatively, result in a difference between the originally computed NAV and the corrected NAV of at least USD 0.010 (one cent) per Unit. This computation is based upon the actual difference and is not based upon any rounding of the NAV to the nearest cent per unit.

“NAV Error Period” comprises those days during which a NAV Error existed.

“Net Fund Loss (Benefit) Amount” means an amount equal to the difference between (i) the aggregate amount of Fund Losses less (ii) the aggregate amount of Fund Benefits arising out of a given NAV Error. This amount shall be a “Net Fund Loss Amount” when a positive number and a “Net Fund Benefit Amount” when a negative number.

“Per Unit NAV” shall mean the result obtained by dividing a Fund’s NAV by the number of existing Units of the Fund. In determining Unit value, fractions will be taken to two or four decimal places, as agreed upon with the Customer. Unit value shall be determined as of each valuation date before taking into account additions to and withdrawals from the Fund occurring as of such valuation date.

“Per Unit NAV Error” is the difference between the originally computed per Unit NAV, and the amount that would have been computed had the errors not occurred.

“Unitholder” means a holder of one or more Units.

“Units” means the units or shares issued by the Fund.

The term “responsible person” means one or more persons who, by virtue of negligence, fraud, or willful misconduct, caused or contributed to an NAV Error.

2.	General Principles

J.P. Morgan shall not be liable for any Unitholder Loss, Fund Loss or Net Fund Loss Amount in the absence of J.P. Morgan’s negligence, fraud or willful misconduct. Unless otherwise specified herein, J.P. Morgan shall not be liable for (i) the accuracy or completeness of any information provided to J.P. Morgan by the Investment Adviser or any Information Provider, (ii) values stated by the trustee of any group trust, including common and collective funds (each, a “Group Trust”), which shall be reported at the value

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stated by the trustee of the Group Trust (other than when J.P. Morgan is the trustee), (iii) the net asset value or other unit or share value as announced by any limited partnership, limited liability company, investment company, or other fund or its operator, (iv) any redemption fees, surrender charges or similar fees or charges imposed on any investment held by the Fund; or (v) NAV errors, as described in Section 3(a) below.

J.P. Morgan agrees that it shall be liable to the Customer for a claim by an Intermediary (as defined above) to the Customer for reprocessing costs directly resulting from a NAV Error for which J.P. Morgan is responsible pursuant to the terms of this agreement provided that the maximum aggregate liability for any single particular NAV Error of J.P. Morgan in respect of any and all claims of any kind arising out of, in connection with or relating to this paragraph with respect to such single particular NAV error, regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages, shall not exceed an aggregate amount of USD $100,000.

3.	Error Correction Procedures

The following procedures will be utilized by J.P. Morgan with respect to NAV error corrections:

(a)	If the error in the computation of the net asset value is less than USD 0.010 (one cent) per Unit, no action shall be taken unless regulatory requirements specify otherwise.

(b)	If a Per Unit NAV Error is less than ½ of 1% (one half of one percent) of the originally computed Per Unit NAV, J.P. Morgan, on behalf of the Fund, will determine whether total Fund Losses exceeded total Fund Benefits for the NAV Error Period. If the Fund incurred a Net Fund Loss Amount, the Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons. If the Fund had a Net Fund Benefit Amount, no action needs to be taken; however, such Net Fund Benefit Amount should not be carried forward to any analyses performed in the future for other NAV Errors that may arise.

(c)	If the Per Unit NAV Error equals or exceeds ½ of 1% (one half of one percent) of the originally computed Per Unit NAV, 1) account adjustments should be made to compensate Unitholders for Unitholder Losses, and 2) the Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons for Fund Losses.

(i)	With respect to individual Unitholder Losses, the Customer will be responsible for causing the Fund (or responsible party) to pay to individual Unitholders any additional redemption proceeds owed and either refund excess subscription monies paid or credit the Unitholder account as of the date of the NAV Error, for additional Units. Nevertheless, no correction of a given individual Unitholder account shall be made unless the applicable Unitholder Loss for such Unitholder equals or exceeds a de minimis amount of USD 25 (twenty-five dollars).

(ii)             With respect to Fund Losses, the Customer will be responsible for causing either the responsible person or persons or the individual Unitholders to reimburse the Fund for the amount of the Fund Losses. (Note that there is no netting of Fund Losses (as described in (b) above) where the error equals or exceeds ½ of 1% (one half of one percent) of NAV, to the extent benefits were paid out by the Fund to Unitholders as account adjustments).

(d)	In the case of an NAV Error that fluctuates above and below ½ of 1% (one half of one percent), individual Unitholder adjustments should be effected for those days where the NAV Error was equal to or exceeded ½ of 1% (one half of one percent). With respect to the remaining days, the Fund level process described above in Section 3(b) above shall apply.
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(e)	If there is a subsequent discovery of an error which affects a NAV Error Period that had previously been corrected in the manner described above, the subsequently discovered NAV Error should be analyzed in isolation without taking into consideration the previously corrected NAV Errors.
(f)	In cases where an NAV Error (as described in (c) above) has occurred, the Customer, upon J.P. Morgan’s request, will instruct the Transfer Agent to reprocess transactions and to adjust each Unitholder’s Units upwards or downwards accordingly, at the expense of the responsible person or persons. If the Transfer Agent does not agree to reprocess transactions resulting from an NAV Error for which J.P. Morgan is a responsible person, J.P. Morgan’s liability will be limited to the amount it would have been liable for had the reprocessing occurred.

(g)	In cases where J.P. Morgan is not the responsible person with regard to an NAV Error,

J.P. Morgan and Customer agree to discuss and negotiate in good faith the scope of remediation work to be performed and the additional compensation, if any, to be paid to

J.P. Morgan for such remediation work.

In cases where J.P. Morgan is a responsible person with regard to an NAV Error, but not the sole responsible person, the Customer or the Fund, to the extent customary under industry practice, shall seek recovery from each such responsible person, for its proportional share of the applicable Fund Loss, Net Fund Loss Amount or Unitholder Loss, as applicable.

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ANNEX V

INSURANCE COVERAGE

Type of Insurance	Minimum Coverage Amount
Workers’ Compensation or Employer’s Liability Insurance in such form, including such coverage and in such amounts, as may be required by law, but if not required by law, then at least adequate medical insurance covering J.P. Morgan Personnel.	As required by law, but if not required by law, minimum coverage amount to be no less than $1,000,000 (USD)* per disease, accident, employee and/or occurrence. This minimum limit requirement may be met by any combination of primary and/or umbrella/excess coverage.
Commercial General Liability or Public Liability Insurance written on an occurrence basis, and including coverage in respect of: death, bodily or personal injury, property damage, advertising injury, products and completed hazards, and contractual liability, directly or indirectly related to the performance (or failure to perform), activities or Services and/or Products provided and operations of J.P. Morgan, its employees, agents and contractors; and including Customer and Customer Affiliates as additional insureds (but J.P. Morgan being solely liable for any policy deductible, self-insured retention or excess).

$3,000,000 (USD)* (or, if Customer deems J.P. Morgan to be providing construction works or services, $5,000,000 (USD)*), per occurrence and in the aggregate.

This minimum limit requirement may be met by any combination of primary and/or umbrella/excess coverage.

Comprehensive Crime, Employee Dishonesty or Bankers Blanket Bond including coverage in respect of: employee theft, forgery, fraud and computer crime; and including Customer and Customer Affiliates as joint loss payees (but J.P. Morgan being solely liable for any policy deductible, self-insured retention or excess).	$25,000,000 (USD)*, per loss and in the aggregate.
Errors and Omissions Insurance or Bankers Professional Liability Insurance including coverage in respect of: work performed in connection with this Agreement, including coverage for technology (both products and services) errors and omissions.	$25,000,000 (USD)*, per wrongful act and in the aggregate. This coverage may be combined with the Cyber Insurance listed below.
Cyber Insurance including coverage in respect of: cyber security events, network security failures, system failures and/or data protection or privacy breaches and associated losses, liabilities and costs (including the costs of investigating, managing, responding and remediating, business interruption costs, digital asset loss, regulatory investigation costs, regulatory fines and penalties, ransomware and cyber extortion costs).	$25,000,000 (USD)*, per loss and in the aggregate.

*Or, if higher, the amount required by Applicable Laws. Amounts are expressed here in United States Dollars but may be satisfied by an equivalent amount in the local currency in which the relevant policy is denominated, applying the foreign exchange conversion rate (as quoted by a recognised exchange) in force as at the date that cover under such policy is commenced or renewed (as the case may be).

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ANNEX VI

SECURITY STANDARDS - MINIMUM IT AND CYBER SECURITY CONTROLS

Control	Requirements
1. Encryption Algorithms	J.P. Morgan shall encrypt information assets, using methods such as algorithms and key lengths, based on its own information classification standards and protection requirements associated with each class. J.P. Morgan’s encryption practice shall be consistent with industry standard solutions that are commercially reasonable and available from industry recognized vendors. The Customer acknowledges specific details of J.P. Morgan’s cryptographic standards are considered confidential and proprietary, and not for public disclosure.
2. Authentication	J.P. Morgan shall use multi-factor authentication (MFA) for applications that store Confidential Information and accessed by its employees. The specific authenticator required depends on the type of application and the class of data being accessed (classification is based on technology-controls data standards). Security policies and standards govern J.P. Morgan’s user password configurations. To access an application that stores Confidential Information, when appropriate, users are required to enter a login ID and a password, which must be masked during on-screen entry and have a required minimum length.
3. Identity and Access Management

J.P. Morgan must ensure that the following identity and access management operations in respect of Customer’s Personnel or other authorized users of the Customer accessing the Services can be controlled by Customer (and not solely by J.P. Morgan):

•         Entitlement management (e.g. create, modify, delete, assign and revoke roles and privileges)

4. Privileged Access	J.P. Morgan must ensure that administrator privilege access by J.P. Morgan Personnel to Customer’s account(s) with J.P. Morgan (i.e. ability of a user to modify asset configuration or controls (e.g. access management, logging etc.) beyond normal daily business use) Is properly monitored and controlled in accordance with J.P. Morgan’s policies.
5. Access Privilege Management	J.P. Morgan must ensure that access privileges of all J.P. Morgan Personnel accessing Customer’s account(s) with J.P. Morgan are assigned on a ‘need-to- know’ basis (i.e. users granted minimum access rights that are strictly required to execute their duties) and, in all cases, are reviewed regularly and promptly modified or withdrawn (whenever appropriate).
6. Password Updating	J.P. Morgan must ensure that: (i) J.P. Morgan Personnel accessing Customer’s account(s) with J.P. Morgan are regularly required to update their passwords; and (ii) Customer’s Personnel or other authorized users attempting to access the Services are regularly required to update their passwords, or else that Customer’s administrative user(s) have the ability to configure the Services settings so that such updating is required.
7. User activity logs	J.P. Morgan must ensure that all activities by J.P. Morgan Personnel accessing Customer’s account(s) with J.P. Morgan are logged (such that the individual users who performed them are identifiable), that such logs are monitored, are secured to prevent unauthorized modification or deletion and retained for a period commensurate with the criticality of the operations concerned (without prejudice to J.P. Morgan’s record retention obligations under the Agreement).
8. Patch Management	J.P. Morgan must ensure that the latest available security updates and patches to all software used in the provision and/or support of the Services are promptly applied based on J.P. Morgan’s internal prioritized scoring model.
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9. Anti-Virus Software

J.P. Morgan must: (i) continuously screen the Services using a leading, commercially available software security program to detect the presence of any Virus and, upon detection, take commercially reasonable steps to eradicate or quarantine such Virus in accordance with J.P. Morgan’s policies and procedures; and (ii) ensure that the Services do not contain any code or protocol that would:

(a) permit the gaining of unauthorized access to, or surreptitious monitoring of the use or operation of, the Services or any system; or (b) disable or impair the Services or any system, in any way, based on the elapsing of a period of time, the exceeding of an authorized number of copies or scope of use or the advancement to a particular date or other numeral.

10. Firewall	J.P. Morgan’s firewall management processes must meet industry best practices. J.P. Morgan must ensure that a firewall is maintained in defense of all files containing Confidential Information on internet-facing systems. J.P. Morgan will segregate the internet environment used to provide services to its clients from internet environment used by internal J.P. Morgan personnel.
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